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                                                  Draft of February 7, 1996




                    The CountryBasketsSM Index Fund, Inc.

                            Indemnity Agreement


            This Indemnity Agreement (the "Agreement"), is made as of

___________ __, 1996 between The CountryBasketsSM Index Fund, Inc., a

Maryland corporation (the "Fund"), and Alexander Lucey Inc., a

___________________ corporation (the "Servicer").

            WHEREAS, the Fund has appointed State Street Bank and Trust

Company the transfer agent and dividend disbursing agent (the "Transfer

Agent") pursuant to a Transfer Agency and Service Agreement (the "Transfer

Agency Agreement") with respect to the nine initial series of shares of

Common Stock ("Shares") of the Fund identified therein (each such series,

and each series subsequently established by the Fund and made subject to the Transfer Agency Agreement in accordance with the terms thereof, a

"Series"); and

            WHEREAS, the Servicer has entered into a Service Agreement (the

"Service Agreement") with the Transfer Agent whereby the Servicer agrees to provide certain administrative services to the Transfer Agent in connection with the receipt and processing of requests for redemption of Shares; and

            WHEREAS, the Fund and the Servicer wish to set forth their mutual understandings with respect to the


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Servicer's responsibilities to the Fund for the performance of its duties under the Service Agreement.

            NOW, THEREFORE, in consideration of the mutual covenants

contained in this Agreement and the Fund's designation of the Servicer as a permitted subcontractor of the Transfer Agent pursuant to Section 11.4 of the Transfer Agency Agreement, the Fund and the Servicer agree as follows:

            Section 1.  Standard of Care.  The Servicer shall at all times act in good faith and agrees to use its best efforts within reasonable limits to insure the delivery and accuracy of all services to be performed,

including any documents or information to be provided by it, under the

Service Agreement, but assumes no responsibility and shall not be liable for loss or damage due to errors unless said errors are caused by its negligence, bad faith, or willful misconduct or that of its officers,

agents or employees or the reckless disregard of its or their obligations and duties thereunder.

            Section 2.  Indemnification of Servicer.  The Servicer shall not be responsible for, and the Fund shall with respect to each Series indemnify and hold the Servicer harmless from and against, any and all losses, damages, costs, charges, reasonable counsel fees, payments,

expenses and liability (collectively, "Claims") arising out of or attributable to (a) the reasonable good faith reliance on or

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use by the Serivcer, its officers and employees of information, records or documents which (i) are received by the Servicer from persons authorized by the Fund's Board of Directors to give instructions under the Transfer

Agency Agreement ("Authorized Persons") or (ii) have been prepared or maintained by the Fund or any other person or firm authorized to prepare or maintain same on behalf of the Fund; and (b) the reliance on, or the carrying out by the Servicer or its officers or employees of any instructions or requests of the Fund received from Authorized Persons with respect to each Series.

            Section 3.  Indemnification of the Fund.  The Servicer agrees to indemnify and hold the Fund harmless from and against any and all Claims arising out of or attributable to the negligent performance of or negligent failure to perform the duties and obligations of, or the willful misconduct of, the Servicer under the Service Agreement.

            Section 4.  Idemnification Procedures.  In order that the

indemnification provisions contained in Sections 2 and 3 shall apply, upon the assertion of a Claim for which a party hereto may be required to indemnify the other party, the party seeking indemnification (the

"Indemnitee") shall promptly notify the indemnifying party (the

"Indemnitor") of such assertion and shall keep the Indemnitor advised with respect to all developments concerning such Claim.  The


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Indemnitor shall have the option to participate with the Indemnitee in the defense of such Claim or to defend against said Claim in its own name or in the name of the Indemnitee.  The Indemnitee shall in no case confess any

Claim or make any compromise or settlement in any case in which the

Indemnitor may be required to indemnify the Indemnitee except with the

Indemnitor's prior written consent.

            Section 5.  Termination; Amendment.  This Agreement may be

terminated by either party upon sixty days' prior written notice to the other party and shall terminate automatically upon the termination of the

Service Agreement.  This Agreement may be amended or modified by a written instrument executed by the parties.

            Section 6.  Governing Law.  This Agreement shall be governed by and construed in accordance with the laws of the State of New York.

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            IN WITNESS WHEREOF the parties have caused the Agreement to be executed as of the day and year first written above.


                                    THE COUNTRYBASKETSSM INDEX
                                      FUND, INC.



                                    By:  _________________________
                                          Name:
                                          Title:

                                    ALEXANDER LUCEY INC.



                                    By:   _________________________
                                          Name:
                                          Title: